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                                                                       Exhibit 2

                                    AMENDMENT
                                     to the
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT


     This Amendment (the "Amendment") to the Shareholder Protection Rights Agreement is made and entered into as of this 24th day of July, 2001 between Oakwood Homes Corporation (the "Company") and First Union National Bank, as successor Rights Agent (the "Rights Agent").

                                   RECITALS
                                   --------

     WHEREAS, the Company and Wachovia Bank of North Carolina, N.A., as Rights Agent ("Wachovia") entered into the Shareholder Protection Rights Agreement dated as of August 8, 1991 (as amended, modified or supplemented from time to time, the "Rights Agreement");

     WHEREAS, effective August 22, 1996, the Company and the Rights Agent executed an Agreement for Appointment of Transfer Agent and Registrar by which the Rights Agent, as successor Rights Agent, assumed all the responsibilities of Wachovia under the Rights Agreement; and

     WHEREAS, pursuant to authority by the Board of Directors of the Company, the Company and the Rights Agent have mutually agreed to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, desire to enter into this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1.  Effect of Amendment. Except as expressly provided herein, the Rights
         -------------------
Agreement shall be and remain in full force and effect.

     2.  Capitalized Terms. All capitalized, undefined terms used in this
         -----------------
Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3.  Recognition of First Union National Bank as Successor Rights Agent.
         ------------------------------------------------------------------
First Union National Bank, as the successor Rights Agent to Wachovia, is confirmed as the substituted Rights Agent under the Rights Agreement and is entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement as amended hereby. Unless and until a successor is appointed, all reference in the Rights Agreement to the Rights Agent shall be deemed to refer to First Union National Bank.

4.   Amendments.
     ----------

     (a) The following definitions contained in Section 1.1 of the Rights Agreement are hereby deleted in their entirety and amended to read as follows:

         "Expiration Time" shall mean the earlier of (i) the Exchange Time, (ii) the Redemption Time and (iii) the close of business on August 22, 2004.

         "Redemption Price" shall mean an amount equal to $.005."
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     (b) Clauses (a) and (b) of the definition of "Flip-over Date" are hereby deleted in their entirety and amended to read as follows: "(a) the Company consolidates with, or merges with or into, or participates in a statutory share exchange (including by way of a triangular merger or similar structure) with and into any other Person (an "A Flip-over"), (b) any Person consolidates with or merges with and into the Company or participates in a statutory share exchange (including by way of a triangular merger or similar structure) and the Company is the continuing or surviving entity of such merger or share exchange (a "B Flip-over")."

     (c) Clause (iii) of Section 2.4(d) is hereby deleted in its entirety and the word "and" is added before clause (ii) in Section 2.4(d).

     (d) Section 3.2 is hereby amended as follows: (i) after the word "merger" in clause (a), the clause "statutory share exchange," is added; (ii) after the word "merger" in the second sentence of Section 3.2, the clause "statutory share exchange," is added; and (iii) after the word "mergers" in the last sentence, the clause, "statutory share exchanges," is added.

     (e) Section 5.4 is hereby amended by deleting the second sentence and adding the following after the first sentence: "Upon the delivery of a certificate from an officer of the Company which states that any proposed supplement or amendment to this Agreement is in compliance with the terms of this Section 5.4, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment that changes the rights, duties or liabilities of the Rights Agent under this Agreement shall be effective without the consent of the Rights Agent."

5.   Confirmation of Exercise Price. As a result of the one-for-five reverse
     ------------------------------
stock split of the Common Stock on June 18, 2001, the Exercise Price, effective as of June 18, 2001, is $100.00, subject to adjustment in the future as provided under the Rights Agreement.

6.   Effective Date. This Amendment shall become effective as of the date
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first above written but such effectiveness is contingent upon the execution of this Amendment by the Company and the Rights Agent.

7.   Governing Law. This Amendment shall be governed by, construed and enforced
     -------------
in accordance with the laws of the State of North Carolina without reference to the conflicts or choice of law principles thereof.

8.   Counterparts. This Amendment may be executed in separate counterparts, each
     ------------
of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.


                            [Signature Page Follows]
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         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of this 24th day of July, 2001.



                                   OAKWOOD HOMES CORPORATION


                                   By:/s/ Myles E. Standish
                                      --------------------------------
                                   Name:  Myles E. Standish
                                   Title:  President and Chief Executive Officer


                                   FIRST UNION NATIONAL BANK, N.A.


                                   By:/s/ Scott T. Cislo
                                      -----------------------------------------
                                   Name:  Scott T. Cislo
                                   Title:  Corporate Trust Officer